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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 4, 2003

GOLD BANC CORPORATION, INC.
(Exact name of Registrant as specified in its charter)

Kansas (State of Incorporation)	0-28936 (Commission File Number)	48-1008593 (I.R.S. Employer Identification Number)

11301 Nall Avenue, Leawood, Kansas 66211
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code    (913) 451-8050

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

        On Tuesday, March 4, 2003, Gold Banc announced an agreement for the sale of its Helena and Wakita, Oklahoma branch locations to Farmers Exchange Bank of Cherokee, Oklahoma. The sale of these branches is expected to close in the second or third quarter upon receipt of regulatory approvals.

        "We are confident that the new ownership will continue to provide Gold Bank customers the high level of personal service they have come to depend on," said Michael W. Gullion, chairman and chief executive officer of Gold Banc Corp., the bank holding company that owns Gold Bank.

        "Farmers Exchange Bank of Cherokee shares our relationship-oriented style of doing business. We look forward to working with Farmers Exchange to provide a seamless transition for our customers," Gullion said.

        The deposits of the Helena and Wakita Gold Bank branches are approximately $17 million dollars collectively, with total loans for both of approximately $4 million dollars.

        Loren Rieger, President of Farmers Exchange Bank of Cherokee, commented: "Gold Bank and Farmers Exchange Bank share a strong commitment to serving the banking needs of our communities. We are pleased to be able to grow our Farmers Exchange franchise to the Helena and Wakita areas with the purchase of these established locations."

        "The sale of these branches at this time supports the long-term strategic goals established by our company," said Gullion. "The capital raised from the sale of these branches will be reinvested in the targeted growth areas within our company."

        Gold Banc Corp. is a $4 billion bank holding company headquartered in Leawood, Kansas. Gold Banc provides commercial banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma and Florida through 60 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

Item 7. Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release announcing an agreement for the sale of Helena and Wakita, Oklahoma branch locations to Farmers Exchange Bank of Cherokee, Oklahoma.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLD BANC CORPORATION, INC.
Dated: March 5, 2003
	By:	/s/ RICK J. TREMBLAY Rick J. Tremblay Chief Financial Officer

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  Item 5. Other Events and Regulation FD Disclosure
  Item 7. Financial Statements and Exhibits
SIGNATURE